Exhibit 10.2

CONSTAR International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

August 10, 2006

Henry J. Conicelli

39 Woodbine Court

Newtown, PA 18940

Dear Hank:

The Compensation Committee of the Constar International Inc. Board of Directors (the “Committee”) hereby grants to you 10,000 restricted stock units (the “Award”), subject to the terms and conditions of this letter agreement (the “Agreement”).

Each restricted stock unit represents an amount equal to the value of one share of Constar International Inc. common stock, par value $.01 per share (“Common Stock”). For purposes of this Agreement, the value of a share of Common Stock as of any date shall be the closing price on such date on the principal national securities exchange on which the Common Stock is listed, or if the Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded. If at any time the Common Stock is not listed on any securities exchange, the value of a share of Common Stock shall be the fair market value as determined in good faith by the Committee in accordance with applicable law. Your Award will be recorded in a bookkeeping reserve account (“Account”) established solely for the purpose of determining the amount payable to you at the time your Award vests as provided below. As of any date, the balance of such Account shall equal the value of the aggregate number of restricted stock units credited to such Account.

Subject to your continued employment with Constar International Inc. (“Constar”) and/or any of its subsidiaries (referred to collectively as the “Company”), and except as provided below, your Award shall vest in full on May 30, 2009 (the “Vesting Date”).

In the event of your death, Disability (as defined below) or a Change in Control (as defined below) while you are employed by the Company, or upon your normal retirement at or after age 65, your Award shall vest. If you are terminated by the Company for any other reason except for Cause (as defined below), then on your termination date, your Award shall vest in the same proportion as the number of days that have elapsed since May 30, 2006 are to 1,095. Except as provided in this paragraph, should your employment with the Company terminate for any reason prior to the Vesting Date, your Award shall be forfeited.

Within 30 days following the vesting of your Award (or any portion thereof), the vested portion of your Award will be distributed to you. The amount of your distribution will equal the value of your vested Award. Distributions will be made in cash or in shares of Common Stock, or a combination thereof, as determined by the Committee in its discretion; provided that the Committee may distribute shares of Common Stock only if permitted to do so, at such time, under the terms of an equity-based plan approved by the stockholders of Constar. Notwithstanding the foregoing, distribution of your Award shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder. You specifically understand and agree that the preceding sentence may cause a six month delay in the distribution of your Award.

For purposes of this Agreement, the terms “Change in Control,” “Disability” and “Cause” shall have the following meanings:

•	A “Change in Control” means: (i) the acquisition, after the date hereof, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of Constar entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; (ii) the occurrence, after the date hereof, of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; (iii) the occurrence, after the date hereof, of (a) a complete liquidation or substantial dissolution of Constar, or (b) the sale or other disposition of all or substantially all of the assets of Constar, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by Constar or to a holding company of which Constar is a direct or indirect wholly owned subsidiary prior to such transaction; or (iv) during any period of twelve (12) consecutive months commencing after the date hereof, the individuals at the beginning of any such period who constitute the Board of Directors of Constar (the “Board”) and any new director (other than a director designated by a person or entity who has entered into an agreement with Constar or other person or entity to effect a transaction described in clauses (i), (ii) or (iii) hereof) whose election by the Board or nomination for election by Constar’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board. Notwithstanding the foregoing, a “Change-in-Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of Constar and in which you participate. The foregoing definition of a Change in Control shall be construed and applied in accordance with Section 409A of the Code and the regulations issued thereunder.

•	“Disability” means your inability to engage in any substantial gainful activity by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Company, for a period of at least 12 months. In no event shall you be considered disabled for the purposes of this Agreement unless you are deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

•	“Cause” means (i) you, in carrying out your duties for the Company, engage in gross misconduct or gross negligence resulting in a material adverse effect on the Company, (ii) you embezzle any amount of the Company’s assets, (iii) you are convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (iv) your breach of any restrictive covenant agreed to with the Company, or (v) your willful and material failure to follow the lawful instructions of the Board. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act or omission to act by you in reliance upon an opinion of counsel to the Company shall not be deemed to be willful.

You will have no rights as a Constar shareholder as a result of this Award. However, if, prior to the vesting of your Award, Constar pays a dividend with respect to the Common Stock, your Account shall be credited with a number of additional restricted stock units, calculated by dividing (i) the product of (a) the whole number of restricted stock units held in your Account on the date the dividend is paid times (b) the amount of such dividend with respect to a share of Common Stock, by (ii) the fair market value of a share of Common Stock on the date such dividend is paid. Such additional restricted stock units shall be credited to your Account on the date the applicable dividend is paid and shall vest and be paid to you in the same manner as the rest of your Award as provided above. In addition, the Committee shall adjust your restricted stock units to the extent it deems appropriate to reflect any stock dividend, stock split, combination of shares, merger, share exchange, consolidation or other change in the corporate structure of Constar or the Common Stock.

The grant of your Award does not result in any immediate tax liability. However, you will have taxable income at the time your Award becomes vested. Whether your distribution is in stock or in cash, the Company will have the right to withhold any taxes that may be due with respect to such distribution. If the distribution is made in shares, you will be required to make appropriate arrangements with the Company concerning this withholding obligation, by tendering cash payment to the Company in an amount equal to the required withholding or by requesting that the Company pay a portion of your distribution in cash to satisfy the withholding obligation.

The Company may impose any conditions on the Award as it deems necessary or advisable to ensure compliance with the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares pursuant to this Award if such action violates any provision of any law or regulation of any governmental authority or national securities exchange. You represent that any shares that you acquire in connection with the Award are acquired for investment purposes and not with a view to distribution.

The Committee may amend the terms of this Agreement to the extent it deems appropriate to comply with applicable law. The construction and interpretation of any provision of this Agreement shall be final and conclusive when made by the Committee.

Your Award constitutes an unfunded, unsecured promise by the Company to pay you the value of your vested Award in the future. You will have no rights to any funds set aside by the Company to pay your Award. Any such amounts shall belong to the Company only and shall at all times be subject to the claims of the Company’s creditors. You may not assign or otherwise transfer any portion of your Award to any other person and any attempt to accomplish the same shall be void. Nothing in this Agreement shall confer on you the right to continue as an employee of the Company or interfere in any way with the right of the Company to terminate your employment at any time.

In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be enforced as if the illegal or invalid provision had not been included. All obligations of the Company under this Agreement shall be binding upon and inure to the benefit of any successor to the Company.

Except to the extent superseded by applicable federal law, this Agreement shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

You should sign and return a copy of this Agreement to Jerry A. Gunderson, Vice President of Human Resources. Your acknowledgement must be returned within ninety (90) days, otherwise, the Award will lapse and become null and void.

Very truly yours,

CONSTAR INTERNATIONAL INC.

By:	/s/ Michael Hoffman

ACKNOWLEDGED AND ACCEPTED

/s/ Henry J. Conicelli Henry J. Conicelli

Dated: 8/14/06

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